Company Press Release

Source: Salisbury Bancorp, Inc.
Wednesday December 5, 2007

Salisbury Contact: John F. Perotti-Chairman and Chief Executive Officer
                   (860) 435-9801 x 1001 or jp@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Fourth Quarter Dividend

Lakeville, Connecticut, December 5, 2007/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.27 per common share quarterly cash dividend at their December 3, 2007 meeting. Dividends year-to-date for 2007 total $1.08 per common share. This represents an increase of $.04 or 4% over the $1.04 per share cash dividends paid during the same period in 2006. The quarterly cash dividend will be paid on January 31, 2008 to shareholders of record as of December 31, 2007.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $450 million and capital in excess of $45 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts. In addition, the Bank opened its initial full service in New York State on August 1, 2007. The new branch is located at 5 Dover Village Plaza in Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


                                      -3-